Exhibit 10.15

AMENDMENT NO. 1
EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amended Agreement”) to that certain Employment Agreement is dated December 20, 2010, and supplements and amends that certain Employment Agreement (the “Original Agreement”) dated July 28, 2010 (the “Effective Date”), by and between Sanomedics International Holdings, Inc., a Delaware corporation with its principal place of business at 80 SW 8th St. Suite 2180 Miami FL 33130 (the "Company") and Gary J. O’Hara, having an address at 18310 Calle La Serra, Rancho Santa Fe, CA.  92091 (the "Executive").

RECITALS:

WHEREAS, the Company and the Executive propose to supplement and amend the terms of the Original Agreement in order to include the “Milestone” as required by Section 4(b) of the Original Agreement as set forth below; and

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereto agree as follows:

1.     With respect to the fiscal year ending December 31, 2010, the Milestone as such term is defined in Section 4(b) of the Original Agreement shall be as follows:

Milestone Fiscal Year 2010.

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Create a prototype of the Company’s standalone scanning thermometer, including microprocessor, interface electronics, thermal heat sink design and display, using third party sensor technology and components (other than the plastic housing) which are different from those contained in the Company’s current models, in an interim design which would (a) allow collection of trial temperature readings on humans and animals and (b) be able to be configured for different sensor types (with different field-of-views).

This foregoing will be accomplished with the resources originally planned by the parties (the Executive and outside engineering and technician consultants).

The parties agree that if the above milestones are met then the partial year 2010 cash bonus will have been earned in the amount set forth by Sections 4(b)(i) or 4(b)(ii).

2.     Section 4(b) of the Original Agreement shall be deleted and replaced with the following:

“(a)           Bonus.  The Executive may be entitled to an annual bonus of up to Two Hundred Fifty Thousand Dollars ($250,000) (the “Cash Bonus”) as set forth herein.  The Cash Bonus shall be equal to the greater of: (i) One and One Half Percent (1.5%) of the gross revenues of the Company as determined by the audit of the Company’s annual financial statements; or (ii) up to $250,000 if milestones (“Milestone”) are achieved by the end of each fiscal year as agreed to by the parties hereto within 60 days of following the commencement of such fiscal year; provided, however, that with respect to the fiscal year ended December 31, 2010, the Cash Bonus, if any, shall be the amount as determined by Section 4(b)(i) or Section 4(b)(ii) multiplied by the number of months of the effectiveness of this Agreement in such fiscal year divided by 12.  With respect to the fiscal year ended December 31, 2010, the Milestone shall be as agreed to by the parties within the sixty (60) day period following the date hereof.  With respect to the fiscal year ended December 31, 2011 and thereafter, the Milestone shall be as agreed to by the parties within the sixty (60) day period following the end of the preceding fiscal year.  The Board shall in good faith make the determination of Milestone achievement and such determination shall be binding on the parties.  At the option of the Board, twenty-five percent (25%) of the Cash Bonus may be paid in shares of the common stock of the Company.  Such shares shall be valued at the price per share offered in the Company’s most recent private placement; and if there has been no private placement of shares of common stock of the Company within six (6) months of payment of such Cash Bonus the price per share shall be fixed at the exercise price of the common stock purchase options granted by the Company to any executive officer of the Company whose option grant is closest in time to, either before or after, the payment date of such Cash Bonus.”

3.     Conflict.  In the event there is a conflict between the terms of the Original Agreement with this Amended Agreement, the terms of this Amended Agreement shall control any interpretation.  Unless this Amended Agreement expressly amends or supplements the language of the Original Agreement, the Original Agreement shall remain in full force and effect. It is intended that the amendments set forth in this Amended Agreement shall be effective as of the date of the Original Agreement.

4.     Signature in Counterparts.  This Amended Agreement may be executed in separate counterparts, none of which need contain the signature of all parties, each of which shall be deemed to be an original and all of which taken together constitute one and the same instrument.  It is not necessary in making proof of this Amended Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the Parties to this Amended Agreement is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

SANOMEDICS INTERNATIONAL
HOLDINGS, INC.

By:  /s/ Craig Sizer
        Craig Sizer
        Chief Executive Officer

/s/ Gary J. O’Hara
Name:  Gary J. O’Hara
Executive

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